Exhibit 99.1

Fred's Second Quarter 2012 EPS Increased 31%

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 23, 2012--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended July 28, 2012.

For the second quarter ended July 28, 2012, Fred's net income increased to $6.1 million compared with net income of $5.1 million in the year-earlier period, with earnings per diluted share rising 31% to $0.17 from $0.13 in the second quarter last year. Fred's net income for the first half of 2012 increased 13% to $16.5 million or $0.45 per diluted share from $14.6 million or $0.37 per diluted share for the first half of 2011.

Second quarter 2012 net income reflected the impact of approximately $4.0 million or $0.11 per diluted share related to a state income tax settlement, as well as adjusting other tax-related assumptions and estimates.

Fred's total sales for the second quarter of fiscal 2012 increased 4% to $470.8 million from $452.7 million for the same period last year. Comparable store sales for the quarter declined 1.0% compared with a decline of 0.4% in the second quarter last year. Fred's total sales for the first half of fiscal 2012 increased 4% to $971.3 million from $937.1 million for the same period last year. Comparable store sales for the first half of 2012 decreased 0.5% compared with a 0.4% increase for the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "The Company's positive performance in the second quarter reflected several unusual items. The 31% increase in earnings for the quarter included the positive impact of a complex state income tax settlement that added $0.11 to earnings per diluted share – clearly a benefit to the Company and its shareholders, but this benefit was reduced significantly by one-time adjustments related to the accelerated closing of 14 stores and added promotional markdowns for product transitioning. Results in our pharmacy department were strong as we achieved comparable prescription growth, gross margin improvement, and new acquisition growth. Several merchandising initiatives that we have rolled out this year also did well in the quarter, including those for bedding, bath, housewares, and financial services. Additionally, we continued to see excellent start-up performance in our newly opened stores.

"As we look ahead to the second half of the year, we expect that the macroeconomic environment in our region of the country will continue to lag the national numbers and anticipate an intensely competitive retail environment during the third and fourth quarters," Efird continued. "Expecting little benefit from the economic environment, we have accelerated several major merchandising initiatives, increased our marketing spend for the third and fourth quarter print and electronic media, and have increased the pace of pharmacy acquisitions – all directed at adding and rebuilding customer traffic. At the same time, we are continuing our real estate expansion with approximately 20 new store and pharmacy openings set for the back half of the year. We remain confident in our forecast that earnings will increase 10% to 20% for the full year as we continue to build a stronger foundation for Fred's in 2012 and beyond."

Fred's gross profit for the second quarter of 2012 increased 4% to $131.8 million from $126.9 million in the prior-year period. Gross margin for the quarter remained flat at 28.0% compared with the same quarter last year. Gross profit for the first half of 2012 increased 6% to $279.6 million from $264.9 million in the prior-year period. Gross margin for the six-month period improved to 28.8% compared with 28.3% in the prior-year period, with the 50 basis points improvement being driven by higher pharmacy department gross margin.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 110 basis points to 27.3% of sales from 26.2% of sales in the prior-year quarter. For the first half of 2012, selling general and administrative expenses deleveraged 90 basis points to 26.7% from 25.8% of sales in the first half of 2011. The deleveraging in the quarter and year-to-date periods was primarily attributable to increased depreciation and amortization, large increases in health insurance costs, and higher store labor and occupancy costs.

Operating income for the second quarter of 2012 was $3.4 million or 0.7% of sales compared with $8.3 million or 1.8% of sales in the prior-year period. For the first half of 2012, operating income was $20.5 million or 2.1% of sales from $23.4 million or 2.5% of sales in the first half of 2011.

Through the first half of the year, the Company opened 12 new locations, consisting of six new stores and six new Xpress pharmacies. Fred's also closed 14 locations during this period.

In the third quarter of 2012, the Company expects total sales to increase in the range of 2% to 4%. Comparable store sales are expected to decline in the range of 1% to 3% versus an increase of 1.5% in the third quarter last year. Third quarter 2012 earnings per diluted share are forecasted to be in the range of $0.22 to $0.26 compared with earnings per diluted share of $0.24 in the same period last year. Based on results for the first half of 2012 and this outlook, the Company now expects total earnings per diluted share for 2012 to be in the range of $0.97 to $1.04.

Currently, Fred's, Inc. operates 698 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2012 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 23, 2012.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended July 28, 2012	13 Weeks Ended July 30, 2011	Percent Change

Net sales	$470,816	$452,690	4.0%
Operating income	$3,366	$8,268	(59.3)%
Net income	$6,054	$5,086	19.0%
Net income per share:
Basic	$0.17	$0.13	30.8%
Diluted	$0.17	$0.13	30.8%
Average shares outstanding:
Basic	36,493	39,134
Diluted	36,621	39,247

	26 Weeks Ended July 28, 2012	26 Weeks Ended July 30, 2011	Percent Change

Net sales	$971,321	$937,089	3.7%
Operating income	$20,467	$23,391	(12.5)%
Net income	$16,512	$14,600	13.1%
Net income per share:
Basic	$0.45	$0.37	21.6%
Diluted	$0.45	$0.37	21.6%
Average shares outstanding:
Basic	36,738	39,118
Diluted	36,871	39,222

FRED’S, INC. Unaudited Fiscal 2012 Second Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended July 28, 2012	% of Total	13 Weeks Ended July 30, 2011	% of Total
Net sales	$470,816	100.0%	$452,690	100.0%
Cost of goods sold	339,058	72.0%	325,759	72.0
Gross profit	131,758	28.0%	126,931	28.0
Depreciation & amortization	9,474	2.0%	8,076	1.8
Selling, general and administrative expenses	118,918	25.3%	110,587	24.4
Operating income	3,366	0.7%	8,268	1.8
Interest expense, net	136	0.0%	93	0.0
Income before income taxes	3,230	0.7%	8,175	1.8
Provision for income taxes	(2,824)	(0.6)%	3,089	0.7
Net income	$6,054	1.3%	$5,086	1.1%
Net income per share:
Basic	$0.17		$0.13
Diluted	$0.17		$0.13
Weighted average shares outstanding:
Basic	36,493		39,134
Diluted	36,621		39,247

Unaudited Fiscal 2012 Six-month Results (in thousands, except per share amounts)

	26 Weeks Ended July 28, 2012	% of Total	26 Weeks Ended July 30, 2011	% of Total
Net sales	$971,321	100.0%	$937,089	100.0%
Cost of goods sold	691,721	71.2%	672,216	71.7
Gross profit	279,600	28.8%	264,873	28.3
Depreciation & amortization	18,838	1.9%	15,849	1.7
Selling, general and administrative expenses	240,295	24.8%	225,633	24.1
Operating Income	20,467	2.1%	23,391	2.5
Interest expense, net	273	0.0%	163	0.0
Income before income taxes	20,194	2.1%	23,228	2.5
Provision for income taxes	3,682	0.4%	8,628	0.9
Net income	$16,512	1.7%	$14,600	1.6%
Net income per share:
Basic	$0.45		$0.37
Diluted	$0.45		$0.37
Weighted average shares outstanding:
Basic	36,738		39,118
Diluted	36,871		39,222

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	July 28, 2012	July 30, 2011

ASSETS:
Cash and cash equivalents	$23,123	$46,799
Inventories	340,109	325,438
Receivables	29,601	28,727
Other non-trade receivables	32,850	25,457
Prepaid expenses and other current assets	6,798	10,595
Total current assets	432,481	437,016
Property and equipment, net	158,453	157,774
Intangibles	35,360	21,716
Other non-current assets	3,276	3,221
Total assets	$629,570	$619,727

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$103,105	$97,512
Current portion of indebtedness	1,614	360
Current portion of capital lease obligation	-	131
Accrued expenses and other	44,719	43,728
Deferred income taxes	24,374	22,245
Total current liabilities	173,812	163,976

Long-term portion of indebtedness	5,509	7,107
Deferred income taxes	6,298	1,702
Other non-current liabilities	15,746	17,149
Total liabilities	201,365	189,934
Shareholders' equity	428,205	429,793
Total liabilities and shareholders' equity	$629,570	$619,727

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer